Exhibit 99.1
QUESTCOR REPORTS STRONG RESULTS FOR THE THIRD QUARTER 2008
-New MS Prescriptions Increase Substantially from the Second Quarter 2008-
- Nephrotic Syndrome Identified as Possible Market Opportunity for Acthar-
-Conference Call Today at 4:30 p.m. Eastern-
Union City, CA – October 30, 2008 — Questcor Pharmaceuticals, Inc. (NASDAQ: QCOR) today reported business and financial results for the third quarter ended September 30, 2008. Total net sales for the quarter were $24.2 million compared to $14.8 million for the third quarter of 2007. For the third quarter of 2008, operating income totaled $15.3 million compared to $8.6 million for the same period last year. For the third quarter of 2008, net income applicable to common shareholders totaled $9.0 million, or $0.13 per diluted common share, compared to $8.4 million or $0.12 per diluted common share for the same period last year. In the third quarter of 2007, Questcor used net operating loss carryforwards to offset most of its taxable income for the third quarter of 2007. Net sales of Acthar, Questcor’s principal product, were $24.0 million compared to $14.6 million during the third quarter of 2007.
Third Quarter 2008 Highlights
•	New prescriptions for Acthar in the treatment of Multiple Sclerosis (MS) increased by approximately 50% from the second quarter of 2008

•	Identified Nephrotic Syndrome as possible new growth area for Questcor; Acthar is already approved for the treatment of Nephrotic Syndrome

•	Resubmission of sNDA for Infantile Spasms (IS) remains on track for filing with FDA by the end of 2008

•	Completed formulation development of QSC-001; expect to start pivotal bioequivalence trials in the second quarter of 2009

•	Repurchased $23.7 million of common stock
“During the third quarter, Questcor made significant progress with our Acthar-centric business plan,” said Don Bailey, President and Chief Executive Officer. “We began to see early positive results from our renewed commercial efforts in the market for Multiple Sclerosis exacerbations, an important on-label indication for Acthar. While it is still early in this effort, and our sales activities have so far been quite limited, we are encouraged by the increase in new Acthar prescriptions and the high rate of insurance reimbursement for Acthar in Multiple Sclerosis patients. As a result of our overall financial performance so far this year, we expect to meet or exceed the high end of our prior net sales guidance of $82 million to $91 million for the full year.”
“We also continued to repurchase our common shares during the third quarter. This year we have returned over $45 million to shareholders through our common and preferred stock buyback efforts,” noted Mr. Bailey.
“Earlier this week we announced that Questcor is evaluating Nephrotic Syndrome as a potential new growth opportunity for Acthar,” said Steve Cartt, Executive Vice President, Corporate Development. “Nephrotic Syndrome is characterized by excessive spilling of protein from the kidneys into the urine, known as proteinuria. Acthar is specifically indicated ‘to induce a diuresis or a remission of proteinuria in the Nephrotic Syndrome without uremia of the idiopathic type or that due to lupus erythamatosus’. If not adequately treated, patients suffering from Nephrotic Syndrome can often progress to end-stage renal disease. Nephrotic Syndrome can be caused by a number of different diseases and disorders of the kidney. We have been in discussions with leading nephrologists and currently expect an exploratory study with Acthar in Nephrotic Syndrome to begin in the first quarter of 2009,” added Mr. Cartt.
Acthar Shipment Levels and End User Demand
As disclosed early this year, the company previously analyzed pre-2008 prescription data and observed significant seasonality and volatility in end-user demand for Acthar in the treatment of IS. However, with the exception of a significant dip in IS-related demand in February 2008, which closely matched the historical pattern, this seasonality and volatility has not been apparent during 2008.
Questcor shipped 1,500 vials of Acthar to its specialty distributor during the third quarter of 2008. These shipments compare to second quarter 2008 shipments of 1,560 vials and first quarter 2008 shipments of 1,260 vials. Actual shipments decreased in the third quarter from the prior quarter despite increases in estimated end user demand for Acthar in the third quarter. Questcor believes that channel inventories were partially depleted during the third quarter.

Because of the differences between the historic and 2008 demand variability noted above, the apparent initial signs of growth in the MS market, and normal fluctuations in channel inventories, accurate prediction of future quarterly shipments for Acthar may be difficult.
Medicaid Rebates and Government Chargebacks
A portion of the estimated end-user vial demand for Acthar is for patients covered under Medicaid and other government-related programs. As required by Federal regulations, Questcor provides rebates related to product dispensed to Medicaid patients. In addition, certain other government-supported agencies are permitted to purchase Acthar for a nominal amount from Questcor’s specialty distributor, which then charges the discount back to Questcor. These rebates and chargebacks are estimated by Questcor each quarter and reduce gross sales in the determination of Questcor’s net sales. The rebate requests for a quarter are generally received and paid in the subsequent quarter. Acthar gross sales in the third quarter of 2008 were reduced by 31% to account for estimated Medicaid rebates and government chargebacks. Recently, Questcor has noted some increases in the usage of Medicaid for IS. However, MS patients utilize Medicaid to a lesser degree than IS patients. For the first nine months of 2008, Acthar gross sales were reduced by 30% to account for estimated Medicaid rebates and government chargebacks.
Income Taxes
For financial reporting purposes, income tax expense for the three and nine month periods ended September 30, 2008 was $6.6 million and $16.7 million, respectively. The Company’s third quarter effective tax rate for financial reporting purposes was approximately 42%. Questcor’s tax rate in the prior year’s third quarter was insignificant, resulting from the Company’s ability to use its net operating loss carryforwards to offset most of its pre-tax income.
The Company estimates that actual tax payments associated with the Company’s 2008 taxable income will be paid at a rate of approximately 18% because of the Company’s ability to utilize net operating loss carryforwards available to offset a significant portion of the Company’s 2008 taxable income.
Cash and Share Data
During the first 9 months of 2008, Questcor has generated $54 million in cash from operations. The Company has returned $45.9 million of this cash to shareholders:

•	$10.3 million to repurchase all of Questcor’s outstanding preferred stock

•	$15.6 million to repurchase 3.5 million shares of common stock in open market transactions under the Company’s 7 million share repurchase program, and

•	$20.0 million to repurchase 4 million shares of common stock in directly negotiated transactions.
As of September 30, 2008, Questcor had 65 million common shares outstanding and 3.5 million shares remaining under its open market repurchase program.
Questcor’s revised agreement with its U.S. Acthar distributor provides for faster payment terms on Questcor’s shipments to this distributor beginning June 1, 2008. As a result, cash collections in the third quarter were higher than in prior quarters. As of September 30, 2008, Questcor’s cash, cash equivalents and short-term investments totaled approximately $41 million and its accounts receivable balance totaled approximately $11 million. The Company’s short-term investments are comprised of high quality credit instruments including U.S. government agency instruments and commercial paper.
Regulatory Activity and Product Development
Acthar is currently approved in the U.S. for the treatment of MS exacerbations, Nephrotic Syndrome and many other conditions. No drug is approved in the U.S. for the treatment of IS, a potentially life-threatening disorder that typically begins in the first year of life. However, pursuant to guidelines published by the American Academy of Neurology and the Child Neurology Society, many child neurologists use Acthar to treat infants afflicted with this condition.
Questcor is currently pursuing FDA approval for Acthar in the treatment of IS. Previously, the FDA granted Orphan Designation to Acthar for the treatment of IS. As a result of this Orphan Designation, if Questcor is successful in obtaining FDA approval for the IS indication, Questcor believes that it will also qualify for a seven-year exclusivity period during which the FDA is prohibited from approving any other corticotropin formulation for IS unless the other formulation is demonstrated to be clinically superior to Acthar. The Company is on schedule to resubmit its Acthar sNDA filing for IS to the FDA by the end of 2008.
In the third quarter of 2008, Questcor completed formulation development of QSC-001, Questcor’s proprietary, orally-dissolving tablet (ODT) formulation of hydrocodone and acetaminophen (APAP) for the treatment of pain and expects to begin pivotal bioequivalence trials in the second quarter of 2009. If the trial is successful, Questcor expects to file an NDA in the fourth quarter of 2009. The Company estimates that the cost of this effort will not be significant in the fourth quarter of 2008 and will be approximately $5 million in 2009.
Conference Call Details
The Company will host a conference call today to discuss these results at 4:30 p.m. ET. Don Bailey, President and Chief Executive Officer; Steve Cartt, Executive Vice President, Corporate Development; Dave Medeiros, Senior Vice President, Pharmaceutical Operations; and Gary Sawka, Senior Vice President, Finance and Chief Financial Officer will host the call.
To participate in the live call by telephone, please dial 800-257-6607 from the U.S. or 303-262-2130 from outside the U.S. Please use conference ID number 11120825#. Participants are asked to call the above numbers 5-10 minutes prior to the starting time. The call will also be webcast live at www.questcor.com. An audio replay of the call will be available for 7 days following the call. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11120825#. An archived webcast will also be available at www.questcor.com for 90 days.
About Questcor
Questcor Pharmaceuticals, Inc. is a pharmaceutical company that markets two commercial products, H.P. Acthar® Gel (“Acthar”) and Doral®. Acthar (repository corticotropin injection) is an injectable drug that is approved for the treatment of certain disorders with an inflammatory component, including the treatment of exacerbations associated with multiple sclerosis (“MS”) and to induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythamatosus. In addition, Acthar is not indicated for, but is used in treating patients with infantile spasms (“IS”), a rare form of refractory childhood epilepsy, and opsoclonus myoclonus syndrome, a rare autoimmune-related childhood neurological disorder. Doral is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. The Company is also developing QSC-001, a unique orally disintegrating tablet formulation of hydrocodone bitartrate and acetaminophen for the treatment of moderate to moderately severe pain. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties and are subject to certain factors, which may cause Questcor’s results to differ from those reported herein.
Factors that may cause such differences include, but are not limited to:
-Questcor’s ability to continue to successfully implement its Acthar-centric business strategy;
-the introduction of competitive products,
-regulatory changes including possible outcomes relating to a July 2008 Congressional hearing regarding orphan drug pricing;
-Questcor’s ability to accurately forecast the demand for its products;
-the gross margin achieved from the sale of its products;
-Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid-eligible patients;

-that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid-eligible patients may differ materially from Questcor’s estimates;
-the expenses and other cash needs for upcoming periods;
-the inventories carried by Questcor’s distributors, specialty pharmacies and hospitals,
-volatility in Questcor’s monthly and quarterly Acthar shipments and end-user demand;
-Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all;
-Questcor’s ability to attract and retain key management personnel;
-Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income;
-research and development risks, including risks associated with Questcor’s sNDA for IS, its preliminary work in the area of Nephrotic Syndrome and QSC-001;
-uncertainties regarding Questcor’s intellectual property;
-the uncertainty of receiving required regulatory approvals in a timely way, or at all;
-uncertainties in the credit and capital markets and the impact a further deterioration of these markets could have on Questcor’s investment portfolio;
-as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2007 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
Don Bailey
510-400-0776
dbailey@Questcor.com

EVC Group, Inc.
Investors	Media
Doug Sherk	Steve DiMattia
415-896-6820	646-201-5445
Dahlia Bailey
415-896-5862

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$24,200	$14,809	$68,230	$22,654
Cost of sales (exclusive of amortization of purchased technology)	1,937	1,534	5,446	3,298

Gross profit	22,263	13,275	62,784	19,356
Gross margin	92%	90%	92%	85%
Operating costs and expenses:
Selling, general and administrative	4,251	3,322	14,172	13,619
Research and development	2,577	1,264	8,103	3,355
Depreciation and amortization	134	125	379	373

Total operating costs and expenses	6,962	4,711	22,654	17,347

Income from operations	15,301	8,564	40,130	2,009
Other income (expense):
Interest income	209	164	817	555
Other income (expense), net	—	(1)	11	239
Gain on sale of product rights	—	—	—	448

Total other income	209	163	828	1,242

Income before income taxes	15,510	8,727	40,958	3,251
Income tax expense	6,555	102	16,668	102

Net income	8,955	8,625	24,290	3,149
Deemed dividend on Series A preferred stock	—	—	5,267	—
Allocation of undistributed earnings to Series A preferred stock	—	261	—	95

Net income applicable to common shareholders	$8,955	$8,364	$19,023	$3,054

Net income per share applicable to common shareholders:

Basic	$0.13	$0.12	$0.28	$0.04

Diluted	$0.13	$0.12	$0.26	$0.04

Shares used in computing net income per share applicable to common shareholders:
Basic	66,796	69,192	68,642	68,986

Diluted	70,111	69,224	72,360	69,985

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$12,006	$15,939
Short-term investments	28,913	14,273

Total cash, cash equivalents and short-term investments	40,919	30,212
Accounts receivable, net of allowance for doubtful accounts of $119 and $57 at September 30, 2008 and December 31, 2007, respectively	11,106	23,639
Inventories, net	2,437	2,365
Prepaid expenses and other current assets	1,267	778
Deferred tax assets	7,849	14,879

Total current assets	63,578	71,873
Property and equipment, net	426	522
Purchased technology, net	3,744	3,967
Goodwill	299	299
Deposits and other assets	709	744
Deferred tax assets	1,043	1,043

Total assets	$69,799	$78,448

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,544	$1,777
Accrued compensation	1,393	1,945
Sales-related reserves	13,975	8,176
Income taxes payable	—	1,330
Other accrued liabilities	1,743	1,492

Total current liabilities	21,655	14,720
Lease termination and deferred rent liabilities	1,580	1,869
Other non-current liabilities	30	7
Preferred stock, no par value, 7,500,000 shares authorized; none and 2,155,715 Series A shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively (aggregate liquidation preference of $10,000 at December 31, 2007)	—	5,081
Shareholders’ equity:
Common stock, no par value, 105,000,000 shares authorized; 64,954,004 and 70,118,166 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	79,186	108,387
Accumulated deficit	(32,647)	(51,670)
Accumulated other comprehensive gain (loss)	(5)	54

Total shareholders’ equity	46,534	56,771

Total liabilities, preferred stock and shareholders’ equity	$69,799	$78,448

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	September 30,
	2008	2007
OPERATING ACTIVITIES
Net income	$24,290	$3,149
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Share-based compensation expense	3,773	1,025
Deferred income taxes	8,504	—
Amortization of investments	(421)	—
Depreciation and amortization	368	373
Loss on disposal of equipment	10	12
Gain on sale of product rights	—	(448)
Excess tax benefit from share-based compensation	(1,424)	—
Changes in operating assets and liabilities:
Accounts receivable	12,533	(12,366)
Inventories	(72)	397
Prepaid expenses and other current assets	(489)	183
Accounts payable	2,767	(228)
Accrued compensation	(552)	(303)
Sales-related reserves	5,799	(643)
Income taxes payable	(1,330)	102
Other accrued liabilities	251	325
Other non-current liabilities	(266)	58

Net cash flows provided by (used in) operating activities	53,741	(8,364)

INVESTING ACTIVITIES
Purchase of property and equipment	(59)	(67)
Acquisition of purchased technology	—	(300)
Purchase of short-term investments	(45,664)	(17,188)
Proceeds from the sale and maturities of short-term investments	31,386	12,250
Net proceeds from sale of product rights	—	448
Changes in deposits and other assets	35	(16)

Net cash flows used in investing activities	(14,302)	(4,873)

FINANCING ACTIVITIES
Issuance of common stock, net	1,123	449
Repurchase of Series A preferred stock	(10,348)	—
Repurchase of common stock	(35,571)	—
Excess tax benefit from share-based compensation	1,424	—

Net cash flows provided by (used in) financing activities	(43,372)	449

Decrease in cash and cash equivalents	(3,933)	(12,788)
Cash and cash equivalents at beginning of period	15,939	15,937

Cash and cash equivalents at end of period	$12,006	$3,149